Exhibit 10.2

AMENDMENT NO. 1 TO

MITEK SYSTEMS, INC.

2006 STOCK OPTION PLAN

The Mitek Systems, Inc. 2006 Stock Option Plan (the “Plan”) be and hereby is amended as follows:

Section 3.1 is hereby amended such that the sentence which reads “No person shall be granted more than 500,000 options in any one-year period.” is deleted and replaced with a new sentence which reads “No person shall be granted more than 3,500,000 options in any one-year period.”

Section 4 is hereby amended such that the sentence which reads “The aggregate number of shares subject to outstanding options shall not exceed 1,000,000 shares of Stock (subject to adjustment as provided in Section 6).” is deleted and replaced with a new sentence which reads “The aggregate number of shares subject to outstanding options shall not exceed 23,000,000 shares of Stock (subject to adjustment as provided in Section 6).”